                                                          ----------------------
                                 UNITED STATES                  OMB APPROVAL
                      SECURITIES AND EXCHANGE COMMISSION  ----------------------
                            Washington, D.C. 20549        OMB Number:  3235-0145
                                                          Expires: Dec. 31, 1997
                                                          Estimated average
                                                          burden hours per
                                  SCHEDULE 13G            response........ 14.90
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                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (Amendment No.      )

                                 SPECTRX, INC.
                   -----------------------------------------
                               (Name of Issuer)


                                 Common Stock
                   -----------------------------------------
                        (Title of Class of Securities)


                                   847635109
                   -----------------------------------------
                                (CUSIP Number)





*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                               Page 1 of 8 Pages

CUSIP NO. 847635109                SCHEDULE 13G        PAGE   2   OF   5   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Keith D. Ignotz - 561.68.4646
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    459,156
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     0
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   459,156
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               0
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          459,156
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          5.9%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          IN
          ---------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT

  CUSIP No. 847635109                                         Page 3 of 5 Pages

ITEM 1.
        (a)     Name of Issuer: SpectRx, Inc.

        (b)     Address of Issuer's Principal Executive Offices:
                        6025A Unity Drive
                        Norcross, GA 30071

ITEM 2.
        (a)     Name of Person Filing: Keith D. Ignotz

        (b)     Address of Principal Business Office or, if none, Residence
                        SpectRx, Inc.
                        6025A Unity Drive
                        Norcross, GA 30071

        (c)     Citizenship  United States

        (d)     Title of Class of Securities:  Common Stock

        (e)     CUSIP Number: 847635109

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON IS A:

        (a) [ ] Broker or Dealer registered under Section 15 of the Act

        (b) [ ] Bank as defined in section 3(a)(96) of the Act

        (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act

        (d) [ ] Investment Company registered under section 8 of the Investment Company Act

        (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

        (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund, see Section 240.13d-1(b)(1)(ii)(F)

        (g) [ ] Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G)(Note: See Item 7)

        (h) [ ] Group, in accordance with Section 240.13d-1(b)(ii)(H)

ITEM 4. OWNERSHIP

CUSIP No. 847635109                                            Page 4 of 5 Pages

     (a)  Amount Beneficially Owned: 459,156

     (b)  Percent of Class: 5.9%

     (c)  Number of shares as to which such person has: 459,156*

               (i)  sole power to vote or to direct the vote: 459,156

              (ii)  shared power to vote or to direct the vote: 0

             (iii)  sole power to dispose or direct the disposition of: 459,156

              (iv)  shared power to dispose or direct the disposition of: 0

*consists of (i) 385,629 shares held by Keith D. Ignotz (ii) 73,527 Options exercisable as of 60 days from December 31, 1997.



ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]


ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
               INAPPLICABLE.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
               INAPPLICABLE.


ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
               INAPPLICABLE.


ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.
               INAPPLICABLE.

CUSIP No. 847635109                                            Page 5 of 5 Pages


ITEM 10.
               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    February 12, 1998
                                    --------------------------------------------
                                                        Date


                                    /s/ Kelly Ames Morehead
                                    --------------------------------------------
                                                      Signature


                                    by: Kelly Ames Morehead Attorney-in-fact for
                                                    Keith D. Ignotz



                                    --------------------------------------------
                                                     Name/Title